Filed Pursuant to Rule
424(b)(3)
Registration
No. 333-290486
ALGER NEXT GEN GROWTH FUND
(the “Fund”)
Supplement dated November 5, 2026 to the Fund’s
Prospectus and Statement of Additional Information (“SAI”),
each dated May 4, 2026
Effective immediately, the sixth paragraph in the section of the Fund’s prospectus entitled “Summary of Principal Terms—Investment Opportunities and Strategies” is deleted in its entirety and replaced with the following:
The Fund intends to invest in privately-offered securities through direct investments in private Next Gen Growth Companies or through secondary transactions (i.e., acquisitions of interests in a private company acquired from a party other than the company itself) in such private securities (the “Private Sleeve”). The Fund also invests in publicly-traded equity securities of Next Gen Growth Companies or companies that have significant exposure to Next Gen Growth Companies (the “Publicly-Traded Sleeve”). Under normal circumstances, the Fund expects to invest 20%—80% of its assets (other than cash and cash-related instruments) in investments in the Private Sleeve and the remainder of its assets in the Publicly-Traded Sleeve. The Manager will consider, among other items, the Fund’s assets under management (“AUM”), historical and expected shareholder subscription and redemption activity, and prevailing market conditions when determining the allocation between the Private Sleeve and the Publicly-Traded Sleeve. Generally, the Fund expects to be fully invested. However, from time to time, when the Fund is unable to find enough attractive long-term investments to meet its investment objective, to meet redemptions and/or when the Manager believes it is advisable to do so during times of short-term market volatility, the Fund may invest a significant portion of its assets in cash or cash-related instruments. Notwithstanding the foregoing targeted allocations between the Private Sleeve and the Publicly-Traded Sleeve, and subject to the amount of cash and cash-related instruments held by the Fund, the percentage mix may vary significantly due to a variety or combination of other factors, including available investment opportunities, the prevailing market environment, the timing of liquidity events for securities held in the Private Sleeve, the extent of repurchase offer subscriptions and fluctuations in market or fair valuations of securities held in the respective sleeves. There is no minimum amount of Fund assets required to comprise either the Publicly-Traded Sleeve, the Private Sleeve or cash and cash-related instruments. Further, it is presently anticipated that the Publicly-Traded Sleeve could comprise a majority of the portfolio during the first three years (or longer) of the Fund’s operations, as the Fund builds the Private Sleeve of the portfolio.
Effective immediately, the last sentence of the first paragraph in the section of the Fund’s prospectus entitled “Use of Proceeds” is deleted in its entirety and replaced with the following:
Generally, the Fund expects to be fully invested. However, from time to time, when the Fund is unable to find enough attractive long-term investments to meet its investment objective, to meet redemptions and/or when the Manager believes it is advisable to do so during times of short-term market volatility, the Fund may invest a significant portion of its assets in cash or cash-related instruments.

Effective immediately, the sixth paragraph in the section of the Fund’s prospectus entitled “Investment Objective, Opportunities and Strategies—Investment Opportunities and Strategies” is deleted in its entirety and replaced with the following:
The Fund intends to invest in privately-offered securities through the Private Sleeve. The Fund also invests in publicly-traded equity securities through the Publicly-Traded Sleeve. The Manager employs a robust due diligence process when assessing potential investment opportunities. As part of the due diligence process, the Manager conducts internal reviews of financial statements, holds discussions with company management, and engages with various third party service providers (i.e., external legal counsel, financial/tax advisors, consultants and research providers) to assist with evaluating potential investments. Under normal circumstances, the Fund expects to invest 20%—80% of its assets (other than cash and cash-related instruments) in investments in the Private Sleeve and the remainder of its assets in the Publicly-Traded Sleeve. The Manager will consider, among other items, the Fund’s AUM, historical and expected shareholder subscription and redemption activity, and prevailing market conditions when determining the allocation between the Private Sleeve and the Publicly-Traded Sleeve. Generally, the Fund expects to be fully invested. However, from time to time, when the Fund is unable to find enough attractive long-term investments to meet its investment objective, to meet redemptions and/or when the Manager believes it is advisable to do so during times of short-term market volatility, the Fund may invest a significant portion of its assets in cash or cash-related instruments. Notwithstanding the foregoing targeted allocations between the Private Sleeve and the Publicly-Traded Sleeve, and subject to the amount of cash and cash-related instruments held by the Fund, the percentage mix may vary significantly due to a variety or combination of other factors, including available investment opportunities, the prevailing market environment, the timing of liquidity events for securities held in the Private Sleeve, the extent of repurchase offer subscriptions and fluctuations in market or fair valuations of securities held in the respective sleeves. There is no minimum amount of Fund assets required to comprise either the Publicly-Traded Sleeve, the Private Sleeve or cash and cash-related instruments. Further, it is presently anticipated that the Publicly-Traded Sleeve could comprise a majority of the portfolio during the first three years (or longer) of the Fund’s operations, as the Fund builds the Private Sleeve of the portfolio.
Effective immediately, the following is added after the first sentence of the section of the Fund’s SAI entitled “Investment Objectives, Policies and Risks—Temporary Defensive Position”:
During such periods, the Fund may invest up to 100% of its assets in cash, cash-related instruments and other securities described below for temporary defensive purposes. The Fund may not achieve its investment objective while in a temporary defensive position.
Shareholders should retain this Supplement for future reference.